Exhibit 23.4

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of SandRidge Energy, Inc. (the “Company”), to be filed on or about September 28, 2012, including any future amendments thereto (as amended, the “Registration Statement”), of all references to the name of Lee Keeling and Associates, Inc., including under the heading “Experts”; and to the inclusion in the Registration Statement of information taken from our “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2011”; “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2010”; and “Estimated Proved Reserves and Future Net Cash Flow Constant Pricing of SandRidge Energy, Inc. Effective December 31, 2009” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the U.S. Securities and Exchange Commission on February 27, 2012.

/s/ Lee Keeling and Associates, Inc.
Lee Keeling and Associates, Inc.

September 28, 2012

Tulsa, Oklahoma